EXHIBIT 4.9
THIS SECURITY AND THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.
Warrant No.
COMMON STOCK PURCHASE WARRANT
To Purchase                           Shares of Common Stock of
Equity Media Holdings Corporation
     THIS COMMON STOCK PURCHASE WARRANT CERTIFIES that, for value received,                           (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after June 21, 2007 (the “Initial Exercise Date”) and on or prior to the close of business on September 7, 2009 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Equity Media Holdings Corporation, a Delaware corporation (the “Company”), up to                           (the “Warrant Shares”) of Common Stock, par value $.0001 per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock (the “Exercise Price”) under this Warrant shall be $5.00, subject to adjustment hereunder. The Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as provided herein. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Unit Purchase Agreement (the “Purchase Agreement”), dated June 21, 2007, between the Company and the other signatories thereto.
     1. Title to Warrant. Prior to the Termination Date and subject to compliance with applicable laws and Section 7 of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed. The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company.
     2. Authorization of Shares. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).
     3. Exercise of Warrant.
          (a) Exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the Initial Exercise Date and on or before the Termination Date by the surrender of this Warrant and the Notice of Exercise Form annexed hereto duly executed, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company) to the attention of the Chief Financial Officer and upon payment of the Exercise Price of the shares thereby purchased the Holder shall be entitled to receive a certificate for the number of Warrant Shares so purchased. Payment of the Exercise Price may be made at the option of the Holder by wire transfer or cashier’s check drawn on a United States bank of United States dollars. Certificates for shares purchased hereunder shall be delivered to the Holder (at an address in the United States specified by the Holder) within three (3) trading days after the date on which this Warrant shall have been exercised as aforesaid. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price, delivery of the required documentation and all taxes required to be paid by the Holder, if any, pursuant to Section 5 prior to the issuance of such shares, have been paid.
          (b) If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.
          (c) The Holder understands that, until such time as a registration statement under the Securities Act with respect to the Warrant Shares has been declared effective or the Warrant Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the certificates representing any Warrants Shares issued upon exercise of this Warrant will bear a restrictive legend in substantially the following form:
“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE

REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”
     4. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.
     5. Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names (provided the Holder has complied with the restrictions on transfer set forth herein) as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.
     6. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.
     7. Transfer, Division and Combination.
          (a) Subject to compliance with any applicable securities laws and the conditions set forth in Sections 1 and 7(e) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.
          (b) This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 7(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

          (c) The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 7.
          (d) The Company agrees to maintain, at its aforesaid office, books for the registration and the registration of transfer of the Warrants.
          (e) Prior to, and as a condition of, any transfer of this Warrant, the Holder or transferee of this Warrant, as the case may be must (i) furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) qualify as an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.
     8. Redemption. This Warrant may be redeemed, at the option of the Company, at any time prior to the Termination Date, at the price of $.01 (“Redemption Price”), provided that the last sales price of the Common Stock has been at least $8.50 per share, on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the registered holder of this Warrant at his, her or its last address as it shall appear on the books of the Company. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.
     9. No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.
     10. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.
     11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

     12. Adjustments of Exercise Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares or other securities of the Company resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.
     13. Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety (each, a “Fundamental Transaction”), the Holder of this Warrant shall have the right thereafter to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such Fundamental Transaction had this Warrant been exercised immediately prior to the effective date of such Fundamental Transaction and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in Section 12 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in Section 12 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The above provisions of this Section 13 shall similarly apply to successive Fundamental Transactions. Notice of any such Fundamental Transaction and of said provisions so proposed to be made, shall be mailed to the Holder of this Warrant not less than thirty (30) days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.
     14. Notice of Adjustment. Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall give notice thereof to the Holder, which notice shall state the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Notwithstanding anything to the contrary in this Warrant, the failure to deliver any notice under this Section 14 or any defect therein shall not affect the validity of the corporate action required to be described in such notice.
     15. Notice of Distribution. If the Board of Directors of the Company shall declare any dividend or other distribution with respect to its Common Stock other than a cash distribution out of earned surplus, the Company shall mail notice thereof to the Holder of this Warrants not less than ten (10) days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution. Each such written notice shall be sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with Section 17(d). Notwithstanding anything to the contrary in this Warrant, the failure to deliver any notice under this Section 15 or any defect therein shall not affect the validity of the corporate action required to be described in such notice.
     16. Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Principal Market upon which the Common Stock may be listed.
     17. Miscellaneous.
          (a) Governing Law and Jurisdiction. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Florida, without regard to principles of conflict of laws. Any judicial proceeding brought against the Company with respect to this Warrant may be brought in any court of competent jurisdiction in the State of Florida or of the United States of America for the Southern District of Florida and, by the Company’s execution and delivery and Holder’s acceptance of this Warrant, each of the Company and Holder (a) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Warrant, subject to any rights of appeal, and (b) irrevocably waives any objection the Company or Holder may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Each of the Company and Holder hereby waives personal service of process and consents, that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 17(d), and service so made shall be deemed completed on the first business day after such service is deposited with a reputable overnight courier or, if earlier, when delivered. Nothing herein shall affect the right to serve process in any other manner permitted by law. Each party hereby waives trial by jury in any judicial proceeding involving directly, or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Warrant or the relationship established hereunder.
          (b) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.
          (c) Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies, notwithstanding all rights hereunder terminate on the Termination Date.
          (d) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement; provided, that upon any permitted assignment of this Warrant, the assignee shall promptly provide the Company with its contact information.
          (e) Remedies. Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
          (f) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.
          (g) Amendment. This Warrant may be modified or amended or the provisions hereof waived only with the written consent of the Company and the Holder.
          (h) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.
          (i) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
[Signature page follows]

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.
Dated: June 21, 2007

EQUITY MEDIA HOLDINGS CORPORATION
By:	/s/ James Hearnsberger
	Name:	James Hearnsberger
	Title:	Vice President

SCHEDULE OF BUYERS

	Address and	Aggregate
Buyer	Facsimile Number	Number of Warrants
W. Thorpe McKenzie	Mr. W. Thorpe McKenzie 735 Broad Street, Suite 1108 Chattanooga, TN 37402	1,560,000
Robert Disbrow	Robert Disbrow 2000-400 Burrard St. Vancouver BC V6C 3A6 Canada	314,000
Banque Privee Edmond de Rothschild, A/C Chrometech	Banque Privee Edmond de Rothschild, A/C Chrometech 2000-400 Burrard St. Vancouver BC V6C 3A6 Canada	234,000
Marna Disbrow	Marna Disbrow 2000-400 Burrard St. Vancouver BC V6C 3A6 Canada	124,000
Fei-Brent Investments Ltd	Fei-Brent Investments Ltd 2000-400 Burrard St. Vancouver BC V6C 3A6 Canada	78,000
Alison Lam	Alison Lam 2000-400 Burrard St. Vancouver BC V6C 3A6 Canada	30,000
Henry G. Luken	Covista Communications 4803 Highway 58 Chattanooga, TN 37416	472,500
TOTAL:		2,812,500

NOTICE OF EXERCISE

To:	Equity Media Holdings Corporation One Shackleford Drive, Suite 400 Little Rock, Arkansas 72211 Attention: Chief Financial Officer Re: Warrant No. 1
     1. The undersigned hereby elects to purchase                      Warrant Shares of Equity Media Holdings Corporation pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price for such Warrant Shares in full, together with all applicable transfer taxes, if any. Payment shall take the form of lawful money of the United States.
     2. Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following:

     3. Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

By:

Dated:

ASSIGNMENT FORM
(To assign the foregoing Warrant, execute
this form and supply required information.
Do not use this form to exercise the Warrant.)
     FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to                                           whose address is                                           .
Dated:                     , 200

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:
NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.